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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported): October 28, 1998



                          WEINGARTEN REALTY INVESTORS
            (Exact name of Registrant as specified in its Charter)


            TEXAS                        1-9876                74-1464203
(State or other jurisdiction of  (Commission file number)   (I.R.S. Employer
 incorporation or organization)                           Identification Number)



           2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77292
              (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code:  (713) 866-6000



                                Not applicable
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.

         On October 28, 1998, Weingarten Realty Investors (the "Company") completed an offering of 3,600,000 shares of 7.125% Series B Cumulative Redeemable Preferred Shares at $25.00 per share (the "Series B Preferred Shares"). The Series B Preferred Shares, which may be called by the Company on or after October 20, 2003, have no stated maturity and remain outstanding indefinitely unless redeemed. The shares are not convertible into any other securities of the Company. Upon the death of a shareholder, the shareholder's estate has a limited right to have the Company redeem the Series B Preferred Shares owned by the shareholder

         The net proceeds of the offering were approximately $87,165,000 million, which will be used to pay down the outstanding balance under the Company's revolving credit facilities, for acquisitions, new development, and other corporate purposes. Edward D. Jones & Co., L.P. served as the underwriter in the offering of the Series B Preferred Shares.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)  Exhibits.

              1.1   Underwriting Agreement by and between the Company and Edward
                    D. Jones & Co., L.P. dated October 20, 1998, supplemented by the Pricing Agreement by and between the Company and Edward
                    D. Jones & Co., L.P. dated October 20, 1998 relating to the Series B Preferred Shares.

              4.1 Form of certificate for the 7.125% Series B Cumulative Redeemable Preferred Shares.

              4.2   Statement of Designation.

                                       2
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                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 1998
                                            WEINGARTEN REALTY INVESTORS



                                            /s/ Stephen C. Richter
                                            -----------------------------------
                                            Stephen C. Richter
                                            Senior Vice President and Treasurer

                                       3
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                          WEINGARTEN REALTY INVESTORS
                               INDEX TO EXHIBITS

EXHIBIT
-------

1.1 Form of Underwriting Agreement by and between the Company and Edward D. Jones & Co., L.P. dated October 20, 1998, supplemented by the Pricing Agreement by and between the Company and Edward D. Jones & Co., L.P. dated October 20, 1998 relating to the Series B Preferred Shares.

4.1          Form of Certificate for the 7.125% Series B
             Cumulative Redeemable Preferred Shares.

4.2          Statement of Designation.

                                       4